As filed with the Securities and Exchange Commission on October 1, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLERGAN PLC

(Exact name of registrant as specified in its charter)

Ireland	2834	98-1114402
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Clonshaugh Business and Technology Park

Coolock, Dublin, D17 E400, Ireland

(862) 261-7000

(Address of Principal Executive Offices)

KYTHERA Biopharmaceuticals, Inc. 2012 Equity Incentive Award Plan

KYTHERA Biopharmaceuticals, Inc. 2004 Stock Plan

KYTHERA Biopharmaceuticals, Inc. 2014 Employment Commencement Incentive Plan

(Full Title of the Plans)

A. Robert D. Bailey

Chief Legal Officer and Corporate Secretary

Allergan plc

Morris Corporate Center III

400 Interpace Parkway

Parsippany, New Jersey 07054

(862) 261-7000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Title of Plan	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (11)
Ordinary Shares, par value $0.0001 per share	KYTHERA Biopharmaceuticals, Inc. 2012 Equity Incentive Award Plan	403,410 (2)	$140.91 (7)	$56,844,503.10	$5,724.24
Ordinary Shares, par value $0.0001 per share	KYTHERA Biopharmaceuticals, Inc. 2012 Equity Incentive Award Plan	2,475 (3)	$254.56 (8)	$630,036.00	$63.44
Ordinary Shares, par value $0.0001 per share	KYTHERA Biopharmaceuticals, Inc. 2004 Stock Plan	83,184 (4)	$25.78 (9)	$2,144,483.52	$215.95
Ordinary Shares, par value $0.0001 per share	KYTHERA Biopharmaceuticals, Inc. 2014 Employment Commencement Incentive Plan	194,313 (5)	$168.09 (10)	$32,662,072.17	$3,289.07
Ordinary Shares, par value $0.0001 per share	KYTHERA Biopharmaceuticals, Inc. 2014 Employment Commencement Incentive Plan	23,841 (6)	$254.56 (8)	$6,068,964.96	$611.14

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Ordinary Shares, par value $0.0001 per share (“Ordinary Shares”), of Allergan plc, a public limited company organized under the laws of Ireland (the “Registrant”), which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.
(2)	Represents Ordinary Shares issuable pursuant to outstanding but unexercised stock options (“Options”) previously granted under the KYTHERA Biopharmaceuticals, Inc. 2012 Equity Incentive Award Plan, which Options were assumed by the Registrant on October 1, 2015, pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of August 4, 2015, by and among the Registrant, KYTHERA Biopharmaceuticals, Inc. and Keto Merger Sub, Inc., (the “Merger Agreement”).
(3)	Represents Ordinary Shares issuable pursuant to outstanding and unvested restricted stock units (“RSUs”) previously granted under the KYTHERA Biopharmaceuticals, Inc. 2012 Equity Incentive Award Plan, which RSUs were assumed by the Registrant on October 1, 2015, pursuant to the Merger Agreement.
(4)	Represents Ordinary Shares issuable pursuant to outstanding but unexercised Options previously granted under the KYTHERA Biopharmaceuticals, Inc. 2004 Stock Plan, which Options were assumed by the Registrant on October 1, 2015, pursuant to the Merger Agreement.
(5)	Represents Ordinary Shares issuable pursuant to outstanding but unexercised Options previously granted under the KYTHERA Biopharmaceuticals, Inc. 2014 Employment Commencement Incentive Plan, which Options were assumed by the Registrant on October 1, 2015, pursuant to the Merger Agreement.

(6)	Represents Ordinary Shares issuable pursuant to outstanding and unvested RSUs previously granted under the KYTHERA Biopharmaceuticals, Inc. 2014 Employment Commencement Incentive Plan, which RSUs were assumed by the Registrant on October 1, 2015, pursuant to the Merger Agreement.
(7)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) under the Securities Act, based upon the weighted average exercise price of $140.91 of the outstanding Options previously granted under the KYTHERA Biopharmaceuticals, Inc. 2012 Equity Incentive Award Plan.
(8)	Estimated solely for the purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Ordinary Shares of the Registrant as reported on the New York Stock Exchange on September 29, 2015.
(9)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) under the Securities Act, based upon the weighted average exercise price of $25.78 of the outstanding Options previously granted under the KYTHERA Biopharmaceuticals, Inc. 2004 Stock Plan.
(10)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) under the Securities Act, based upon the weighted average exercise price of $168.09 of the outstanding Options previously granted under the KYTHERA Biopharmaceuticals, Inc. 2014 Employment Commencement Incentive Plan.
(11)	Pursuant to Rule 457(p) under the Securities Act, the total amount of the registration fee due is offset by $9,903.85, representing a portion of the dollar amount of the filing fee previously paid by the Registrant that corresponds to unsold shares registered pursuant to the Registrant’s Registration Statement on Form S-4 (File No. 333-205726) filed under the Securities Act on July 17, 2015 and subsequently withdrawn. Accordingly, the filing fee transmitted herewith is $0.

EXPLANATORY NOTE

Pursuant to the Merger Agreement, on October 1, 2015, Keto Merger Sub, Inc. merged with and into KYTHERA Biopharmaceuticals, Inc. (the “Merger”), with KYTHERA Biopharmaceuticals, Inc. continuing as the surviving corporation in the Merger. Allergan plc is referred to herein as “we,” “our,” “us,” “Allergan,” the “Registrant,” and the “Company.”

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the respective participants in the KYTHERA Biopharmaceuticals, Inc. 2012 Equity Incentive Award Plan, the KYTHERA Biopharmaceuticals, Inc. 2004 Stock Plan and KYTHERA Biopharmaceuticals, Inc. 2014 Employment Commencement Incentive Plan covered by this Registration Statement, as required by Rule 428. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which previously have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Commission on February 18, 2015;

(b)	The description of the Registrant’s Ordinary Shares contained or incorporated by reference into the Company’s Registration Statement on Form 8-A filed on March 16, 2015, including any amendment or report filed for the purpose of updating such description; and

(c)	All documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities than remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s articles of association confer an indemnity on its directors and Secretary subject to the limitations prescribed by the Irish Companies Act 2014 (the “Irish Companies Act”). Broadly, the relevant provisions in the Registrant’s articles of association provide for an indemnity for certain persons, including directors, the Secretary, committee members, persons holding executive or official positions with the Registrant and employees, agents and persons acting in certain other capacities at the request of the

4

Registrant (“Indemnified Persons”) who are a party to actions, suits or proceedings against expenses and costs in connection with such actions, suits or proceedings if such Indemnified Person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Registrant. Indemnification is also excluded in circumstances where an Indemnified Person is adjudged liable for willful neglect or default in performance of his duties unless a relevant court determines otherwise. Such indemnification may include expense advancement in certain circumstances.

The Irish Companies Act prescribes that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or secretary where judgment is given in favor of the director or secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or secretary over and above the limitations imposed by the Irish Companies Act will be void, whether contained in its articles of association or any contract between the company and the director or secretary. This restriction does not apply to executives who are not directors or the secretary, or other persons who would not be considered “officers” within the meaning of that term under the Irish Companies Act, of the Registrant.

Each of the Registrant’s current directors, officers and the Secretary are party to individual indemnification agreements that provide for the indemnification of any claims relating to their services to the Registrant or any of its subsidiaries to the fullest extent permitted by applicable law.

The Registrant also maintains directors’ and officers’ liability insurance and fiduciary liability insurance covering certain liabilities that may be incurred by its directors and officers in the performance of their duties.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

5

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey on the 1st day of October 2015.

ALLERGAN plc

By:	/s/ A. Robert D. Bailey
A. Robert D. Bailey
Chief Legal Officer and Corporate Secretary

Each person whose signature appears below hereby constitutes and appoints A. Robert D. Bailey his attorney-in-fact, with the full power of substitution, for him in any and all capacities, to sign this Registration Statement, and any amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul M. Bisaro Paul M. Bisaro	Executive Chairman, Director	September 29, 2015

/s/ Brent L. Saunders Brent L. Saunders	Chief Executive Officer, President, Director (Principal Executive Officer)	September 29, 2015

/s/ Maria Teresa Hilado Maria Teresa Hilado	Chief Financial Officer (Principal Financial Officer)	September 29, 2015

/s/ James D’ Arecca James D’Arecca	Chief Accounting Officer (Principal Accounting Officer)	September 29, 2015

/s/ Nesli Basgoz M.D. Nesli Basgoz, M.D.	Director	September 29, 2015

/s/ James H. Bloem James H. Bloem	Director	September 29, 2015

/s/ Christopher W. Bodine Christopher W. Bodine	Director	September 29, 2015

Signature	Title	Date

/s/ Christopher J. Coughlin Christopher J. Coughlin	Director	September 29, 2015

/s/ Michael R. Gallagher Michael R. Gallagher	Director	September 29, 2015

/s/ Peter J. McDonnell, M.D. Peter J. McDonnell, M.D.	Director	September 29, 2015

/s/ Catherine M. Klema Catherine M. Klema	Director	September 29, 2015

/s/ Patrick J O’Sullivan Patrick J. O’Sullivan	Director	September 29, 2015

/s/ Ronald R. Taylor Ronald R. Taylor	Director	September 29, 2015

/s/ Fred G. Weiss Fred G. Weiss	Director	September 29, 2015

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Method of Filing

3.1	Certificate of Incorporation of Allergan plc	Incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-4, filed with the Commission on July 17, 2015

3.2	Amended and Restated Memorandum and Articles of Association of Allergan plc	Incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 6, 2015

5.1	Opinion of Arthur Cox	Filed herewith

23.1	Consent of Arthur Cox (included as part of Exhibit 5.1)	Filed herewith

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Allergan plc	Filed herewith

23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Warner Chilcott Limited	Filed herewith

23.4	Consent of Ernst & Young LLP Independent Registered Public Accounting Firm for Allergan, Inc.	Filed herewith

24.1	Power of Attorney	Included with the signature page to this Registration Statement)

99.1	KYTHERA Biopharmaceuticals, Inc. 2012 Equity Incentive Award Plan	Incorporated by reference to Exhibit 10.3(a) of KYTHERA Biopharmaceuticals, Inc.’s Quarterly Report on Form 10-Q, filed with the Commission on November 13, 2012

99.2	KYTHERA Biopharmaceuticals, Inc. 2004 Stock Plan	Incorporated by reference to Exhibit 10.10(a) of KYTHERA Biopharmaceuticals, Inc.’s Registration Statement on Form S-1 (No. 333-181476), filed with the Commission on May 17, 2012

99.3	KYTHERA Biopharmaceuticals, Inc. 2014 Employment Commencement Incentive Plan	Incorporated by reference to Exhibit 99.1 of KYTHERA Biopharmaceuticals, Inc.’s Registration Statement on Form S-8 (No. 333-198512), filed with the Commission on September 2, 2014